UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549


                              FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934.

                                Commission File Number 333-30759-11

AMRESCO Residential Securities Corporation Mortgage Loan Trust 1998-2
      (Exact name of registrant as specified in its charter)


c/o Norwest Bank Minnesota, National Association, Sixth Street and
                         Marquette Avenue
             Minneapolis, MN 55479-1026 (612) 667-8058
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


    (Titles of  each class of securities covered by this form)


(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Section 15(d) of the Securities Exchange Act of 1934

     Rule 12g-4(a)(1)(i)  __                 Rule 12h-3(b)(1)(i)  __
     Rule 12g-4(a)(1)(ii) __                 Rule 12h-3(b)(1)(ii) __
     Rule 12g-4(a)(2)(i)  __                 Rule 12h-3(b)(2)(i)  __
     Rule 12g-4(a)(2)(ii) __                 Rule 12h-3(b)(2)(ii) __
                                             Rule 15d-6            X

     Approximate number of holders of record as of the certification or notice date: See Schedule A attached hereto.

     Pursuant to the requirements of the Securities Exchange Act of 1934 AMRESCO Residential Securities Corporation Mortgage Loan Trust 1998-2 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 23, 1999                   By:  \s\ Ron B. Kirkland
                                        Ron B. Kirkland
                                        Senior Vice President and
                                        Chief Accounting Officer

                         Schedule A to Form 15

Title of Security                            Number of holders of Record
                                             as of January 12, 1999

Class A-1 Certificates                                        6
Class A-2 Certificates                                       16
Class A-3 Certificates                                        4
Class A-4 Certificates                                        4
Class A-5 Certificates                                        3
Class A-6 Certificates                                        7
Class A-7 Certificates                                        3
Class A-8 Certificates                                       21